Exhibit 4.6

CURALEAF HOLDINGS, INC.

NOTICE OF ANNUAL MEETING TO BE HELD ON NOVEMBER 21, 2019

AND

MANAGEMENT INFORMATION CIRCULAR

October 10, 2019

CURALEAF HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS (the “Notice”)

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Meeting”) of Curaleaf Holdings, Inc. (the “Company”) will be held at the Four Seasons Hotel located at 1440 de la Montagne Street, Montreal, Quebec, Canada, H3G 1Z5 on November 21, 2019 at 2:00 p.m. EST to:

(a)                                 receive and consider the financial statements of the Company for the financial year ended December 31, 2018 together with the auditors’ report thereon;

(b)                                 fix the number of directors of the Company to a number between five and seven, to be determined at the discretion of the board of directors of the Company (the “Board”), and elect as directors for the forthcoming year the nominees proposed by the management of the Company (see page 1 of the management information circular (the “Information Circular”));

(c)                                  re-appoint Personal Finance Consulting Professional Company, Chartered Professional Accountants, as auditors of the Company and authorize the Board to fix the auditors’ remuneration and terms of engagement (see page 5 of the Information Circular); and

(d)                                 transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

This Notice is accompanied by the Information Circular and a form of proxy (the “Proxy Instrument”).

The record date for the determination of shareholders of the Company (the “Shareholders”) entitled to receive notice of and to vote at the Meeting or any adjournment(s) thereof is October 7, 2019 (the “Record Date”). Shareholders whose names have been entered in the register of Shareholders at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting or any adjournment(s) thereof.

A Shareholder may attend the Meeting in person or may be represented by proxy. Registered Shareholders who are unable to attend the Meeting or any adjournment(s) thereof in person are requested to complete, date, sign and return the accompanying Proxy Instrument for use at the Meeting or any adjournment(s) thereof.

To be effective, the enclosed Proxy Instrument must be returned to the Company’s transfer agent, Odyssey Trust Company (“Odyssey”) by: (i) mail using the enclosed return envelope; or (ii) hand delivery to Odyssey at Odyssey Trust Company, 323-409 Granville Street, Vancouver BC V6C 1T2. Alternatively, you may vote by Internet at http://odysseytrust.com/Transfer-Agent/Login and by clicking “Vote”. All instructions are listed on the Proxy Instrument. Your proxy or voting instructions must be received in each case no later than 2:00 p.m. EST on November 19, 2019 or, if the Meeting is adjourned, at least 48 hours (excluding Saturdays, Sundays and statutory holidays in the Province of British Columbia) before the beginning of any adjournment(s) to the Meeting.

If you are a non-registered Shareholder, a voting instruction form, instead of the Proxy Instrument, will be enclosed. You must follow the instructions provided by your intermediary in order to vote your shares. Non-registered Shareholders are shareholders that do not hold their shares of the Company in their own name and whose shares are held through an intermediary.

NOTICE-AND-ACCESS

Notice is also hereby given that the Company has decided to use the notice-and-access method of delivery of meeting materials for the Meeting for both non-registered and registered Shareholders. The notice-and-access mechanism allows the Company to deliver the meeting materials over the Internet in

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accordance with the notice-and-access rules adopted by the Canadian Securities Administrators under National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer. Under the notice-and-access system, registered Shareholders will receive a form of proxy and non-registered Shareholders will receive a voting instruction form enabling them to vote at the Meeting. However, instead of a paper copy of this Notice, the Information Circular, the Proxy Instrument or voting instruction form, the annual financial statements and related management’s discussion and analysis, and other meeting materials (collectively the “Meeting Materials”), Shareholders will receive a notification with information on how they may access such materials electronically. The use of this alternative means of delivery is more environmentally friendly as it will help reduce paper use and will also reduce the printing and mailing costs. Shareholders are reminded to review carefully the Meeting Materials prior to voting.

Websites Where Meeting Materials Are Posted

Meeting Materials can be viewed online under the Company’s profile on SEDAR at www.sedar.com or at https://odysseytrust.com/Transfer-Agent/Meeting-Documents-CuraleafHoldingsInc, the website for the Meeting Materials maintained by the Company’s transfer agent and registrar, Odyssey. The Meeting Materials will remain posted on Odyssey’s website at least until the date that is one year after the date the Meeting Materials were posted.

How to Obtain Paper Copies of the Meeting Materials

Shareholders may request paper copies of the Meeting Materials be sent to them by postal delivery at no cost to them. Requests may be made up to one year from the date the Meeting Materials are posted on Odyssey’s website. In order to receive a paper copy of the Meeting Materials, or if you have questions concerning notice-and-access, please call Odyssey, at 1-888-290-1175 (toll-free in North America) or at 1-587-885-0960 (direct from outside of North America). A request for the Meeting Materials can be made at any time prior to the Meeting, and should be fulfilled within 3 business days.

DATED at Wakefield, Massachusetts this 10th day of October 2019.

BY ORDER OF THE BOARD

(signed) “Boris Jordan”

Boris Jordan, Executive Chairman of the Board

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TABLE OF CONTENTS

PARTICULARS OF MATTERS TO BE ACTED UPON		1
1.	Number of Directors and Election of Directors	1
2.	Appointment of Auditors	5
3.	Consideration of Other Business	5
GENERAL STATUTORY INFORMATION		5
Solicitation of Proxies		5
Notice-and-Access		6
Revocation of Proxy		6
Voting of Proxies and Discretion Thereof		6
Non-Registered Shareholders		7
Voting Securities and Principal Holders Thereof		7
Take-Over Bid Protection		11
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS		12
SECURITY BASED COMPENSATION ARRANGEMENTS		13
Equity Compensation Plan Information		13
Summary of the LTIP		14
STATEMENT OF EXECUTIVE COMPENSATION		17
Compensation Discussion and Analysis		17
Summary Compensation Table		19
Stock Options and Other Compensation Securities		22
STATEMENT OF CORPORATE GOVERNANCE		25
Board of Directors		25
Directorships		25
Orientation and Continuing Education		25
Ethical Business Conduct		25
Nomination of Directors		26
Compensation Committee		26
Audit Committee		27
Assessments		29
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS		29
ADDITIONAL INFORMATION		31
SCHEDULE “A” Articles		32
SCHEDULE “B” Audit Committee Charter		33

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CURALEAF HOLDINGS, INC.
(“Curaleaf” or the “Company”)

MANAGEMENT INFORMATION CIRCULAR

This management information circular (the “Information Circular”) is dated October 10, 2019 and is furnished in connection with the solicitation of proxies by and on behalf of the management of the Company (“Management”) for use at the annual meeting (the “Meeting”) of holders of subordinate voting shares and holders of multiple voting shares (collectively, the “Shareholders”) of the Company to be held at the Four Seasons Hotel located at 1440 de la Montagne Street, Montreal, Quebec, Canada, H3G 1Z5  on November 21, 2019 at 2:00 p.m. for the purposes set out in the notice of Meeting (the “Notice”) accompanying this Information Circular.

All dollar amounts herein are expressed in United States dollars, unless otherwise indicated.

PARTICULARS OF MATTERS TO BE ACTED UPON

1.                                      Number of Directors and Election of Directors

The articles of the Company require a minimum of three directors of the Company. There are currently five directors of the Company. At the Meeting, it is proposed (i) to authorize the board of directors of the Company (the “Board”) to set the number of directors of the Company to a number between five and seven, to be determined at the Board’s discretion, and (ii) that five directors be elected at the Meeting. The present term of office of each current director of the Company will expire at the Meeting.

Management proposes to nominate at the Meeting the persons whose names are set forth in the following table, each to serve as a director of the Company until the next meeting of Shareholders at which the election of directors is considered, or until his/her successor is duly elected or appointed, unless he/she resigns, is removed or becomes disqualified in accordance with the articles of the Company or the Business Corporations Act (British Columbia) (the “Act”). The persons named in the accompanying form of proxy (the “Proxy Instrument”) or voting instruction form (“VIF”), as applicable, intend to vote for the election of such persons at the Meeting, unless otherwise directed. Management does not contemplate that any of the nominees will be unable to serve as a director of the Company.

The following table and the notes thereto set out the name of each person proposed by Management to be nominated for election as a director of the Company at the Meeting, the period during which he/she has been a director of the Company, his/her principal occupation within the five preceding years, all offices of the Company now held by such person, and his/her shareholdings, which includes the number of voting securities of the Company beneficially owned, or over which control or direction is exercised, directly or indirectly, to the knowledge of the Company, based on publicly available filings.

Name of Proposed Nominee, Province/State and Country of Residence	Year First Elected as Director	Principal Occupation(s) for the Past Five Years	Position(s) with the Company	Shares Owned, Controlled or Directed, Directly or Indirectly(1)(2)
Boris Jordan(3)(4) Florida, U.S.	2018	Curaleaf, Executive Chairman; The Sputnik Group, President, CEO, and Founder; Renaissance Insurance, Chairman and Founder	Executive Chairman	110,670,705 Multiple Voting Shares 31,659,210 Subordinate Voting Shares
Joseph Lusardi Massachusetts, U.S.	2018	Curaleaf, President and CEO; Massapoag Advisors, Principal and Founder	President, CEO, and Director	1,492,255 Subordinate Voting Shares
Dr. Steven Patierno North Carolina, U.S.	2018	Duke Cancer Institute, Deputy Director	Director	668,134 Subordinate Voting Shares
Karl Johansson(3)(4) Minnesota, U.S.	2018	Ernst & Young, Managing Partner	Director	Nil
Peter Derby(3)(4) New York, U.S.	2018	Concinnity Advisors, LP, Founder	Director	228,824 Subordinate Voting Shares

Notes:

(1)                     No director beneficially owns, or controls or directs, directly or indirectly, any of the voting securities of the subsidiaries of the Company.

(2)                     These figures do not include Options and RSUs (as each such term is defined herein) which are disclosed elsewhere in this Information Circular.

(3)                     Member of the Audit Committee (as defined herein).

(4)                     Member of the Compensation Committee (as defined herein).

Nomination Rights under Recent Merger Agreements

On May 1, 2019, the Company announced it had signed a definitive agreement to acquire the state-regulated cannabis business of Cura Partners, Inc. (“Cura”), owners of the Select brand, in an all-stock transaction valued at approximately $948.8 million (the “Cura Acquisition”) to shareholders of Cura. Under the definitive agreement in respect of the Cura Acquisition, certain securityholders of Cura will have the right to appoint one individual to serve on the Board. Cameron Forni, CEO of Cura, is expected to fill the allotted board seat. Please refer to the section titled “Interest of Informed Persons in Material Transactions” in this Information Circular for additional information on the Cura Acquisition.

On July 17, 2019, the Company announced it had signed a definitive agreement to acquire GR Companies, Inc. (“Grassroots”) for a total consideration of approximately $875 million (the “Grassroots Acquisition”). Under the definitive agreement in respect of the Grassroots Acquisition, the core securityholders of Grassroots will have, as a group, the right to appoint one person to serve on the Board. Mitch Kahn, co-founder and CEO of Grassroots, is expected to fill the allotted board seat. For additional information, please refer to the material change report filed on SEDAR by the Company in respect of the

Grassroots Acquisition, a copy of which is available under the Company’s profile at www.sedar.com. Upon request, the Company will promptly provide a copy of such material change report free of charge to a Shareholder.

The biographies of the proposed nominees for directors are set out below.

Boris Jordan | Executive Chairman of the Board. Mr. Jordan is an American businessman, co-founder of Renaissance Capital Group and President and Chief Executive Officer of The Sputnik Group, two international investment and advisory firms. In the early 1990’s, Mr. Jordan was considered a key player in the development of the Russian stock market and was a leader in the privatization of Russian state assets. Mr. Jordan is a longstanding Member of the Council on Foreign Relations and a member of The Board of Trustees of New York University. After founding The Sputnik Group in 1999, Mr. Jordan has led the company in its investments in emerging industries, including investments in Renaissance Insurance, a company where Mr. Jordan is also the Chairman and founder. Mr. Jordan built Renaissance Insurance into one of the leading insurance groups in the Russian market. Since acquiring majority control of Curaleaf in 2014, Mr. Jordan has been impactful in the Company’s emergence as an industry leader. Mr. Jordan serves as a member of the Audit Committee of the Company, as well as a member of the Compensation Committee. Mr. Jordan holds a B.A. from New York University.

Joseph Lusardi | President & CEO. Mr. Lusardi is a pioneer in the U.S. cannabis industry and is credited with opening one of the first medical cannabis operations on the East Coast. Mr. Lusardi has almost a decade of cannabis experience through which he has cultivated bottom-up expertise in cannabis company implementation and management, as well as 20 years’ experience in finance, private equity and entrepreneurship. He previously held executive positions at financial services companies including Liberty Mutual Group, Fidelity Investments, and Affiliated Managers Group. At Curaleaf, Mr. Lusardi has been instrumental in developing an organizational strategy focused on bringing the Company’s commitment to the advancement of cannabis science to all Curaleaf subsidiaries, and, ultimately, patients in need of medical cannabis. To support this effort, he raised over $500 million dollars to invest into the Company’s infrastructure, research and development, and staff. Mr. Lusardi continues to guide corporate strategy with a focused view on the continual improvement of best practices. Mr. Lusardi has a B.B.A. from The Catholic University of America and an M.B.A. from Boston College.

Dr. Steven Patierno, PhD | Chairman of the Medical Advisory Board. Dr. Steven Patierno is the Deputy Director Duke Cancer Institute and Curaleaf board member. Dr. Patierno holds titles in the scientific community including Deputy Director, Duke Cancer Institute, Professor of Medicine, Professor of Pharmacology and Cancer Biology, and Professor of Family Medicine and Community Health, Duke University School of Medicine. As Deputy Director of the Duke Cancer Institute, Dr. Patierno helps lead an NCI-designated Comprehensive Cancer Center dedicated to providing compassionate care from diagnosis to treatment to survivorship, advancing multi- and transdisciplinary cancer research and engaging in prevention and community health programming. One of the original eight NCI-designated comprehensive cancer centers, the Duke Cancer Institute is one of only 46 such centers in the U.S., with more than 175,000 patient visits and 7,500 new cancer diagnoses annually and nearly 1,000 active clinical trials. The Duke Cancer Institute includes more than 300 investigators with more than $200 million in annual cancer research funding. Prior to joining the Duke Cancer Institute, Dr. Patierno served as Executive Director of the George Washington University Cancer Center, Vivian Gill Distinguished Professor of Oncology, and Professor of Pharmacology and Physiology, Genetics and Urology in the GWU School of Medicine and Health Sciences. Dr. Patierno has a B.S. from The University of Connecticut and a PhD from The University of Texas Health Science Center in Houston.

Karl Johansson | Director. Mr. Johansson has broad experience in multinational accounting and the co-ordination of international tax engagements, mergers and acquisitions, and due diligence projects in key global markets. From 1995 to 2000, Mr. Johansson was a Managing Partner of Ernst & Young CIS, after which he was a Regional Partner for Eastern Europe countries, including CIS (Vienna, Austria). From 2006 to 2014 he worked as a Managing Partner of Ernst & Young CIS in Moscow. While in Russia, he was a coordinator of the Foreign Investment Advisory Council (FIAC). Mr. Johansson has been a member of the Emerging Europe Business Council and Corporate Governance Task Force of the World Economic

Forum, as well as the Foreign Investment Advisory Councils of Kazakhstan, Ukraine and Latvia. Mr. Johansson serves as the Chair of the Audit Committee of the Company, as well as a member of the Compensation Committee. Mr. Johansson received a Bachelor’s degree from the University of Minnesota and a Juris Doctor degree from the University of Pennsylvania.

Peter Derby | Director. Peter Derby is a founding partner of Concinnity Advisors, LP, the sub-advisor with investment discretion for the Capital Stewardship Strategy, which was formed in 2011. From 2008 to 2011, Mr. Derby was a portfolio manager at Diamondback Advisors NY, LLC. From 2007 to 2008, he was a founding member of The Concinnity Group, LLC. During William H. Donaldson’s tenure as Chairman of the Securities Exchange Commission, from 2003 to 2005, Mr. Derby served as the Securities Exchange Commission’s Managing Executive for Operations and Management. In 1989, he participated in the founding of DialogBank, the first private Russian bank to receive an international banking license. At DialogBank, Mr. Derby served as Chairman of the board of directors from 1997 to 1998, as President and Chief Executive Officer from 1991 to 1997 and as Chief Financial Officer from 1990 to 1991. Mr. Derby also founded the first Russian investment firm in 1991, Troika Dialog, where he served as Chairman of the board of directors from 1996 to 1997 and as President and Chief Executive Officer from 1991 to 1996. Prior to his tenure in Russia, he was a Corporate Finance Officer at National Westminster Bank USA from 1985 to 1990 and an Auditor at Chase Manhattan Bank from 1983 to 1985. Mr. Derby serves as the Chair of the Compensation Committee of the Company, as well as a member of the Audit Committee. Mr. Derby earned a B.S. in accounting, finance and international finance from New York University in 1983.

The persons named in the accompanying Proxy Instrument or VIF, as applicable, (absent contrary directions) intend to vote the shares represented thereby FOR authorizing the Board to set the number of directors of the Company to a number between five and seven, to be determined at the Board’s discretion, and FOR the election or re-election, as applicable, of each of the aforementioned named nominees unless otherwise instructed on a properly executed and validly deposited proxy. Management does not contemplate that any aforementioned named nominees will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee at their discretion.

Cease Trade Orders, Bankruptcy/Insolvency Proceedings, Penalties and Sanctions

None of the Company’s directors or executive officers has, within the ten years prior to the date of this Information Circular, been a director or officer of any company (including the Company) that, while such person was acting in that capacity (or after such person ceased to act in that capacity but resulting from an event that occurred while that person was acting in such capacity) was the subject of a cease trade order, an order similar to a cease trade order, or an order that denied the company access to any exemption under securities legislation, in each case for a period of more than 30 consecutive days.

None of the Company’s directors or executive officers has, within the ten years prior to the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of such director or executive officer, been a director or executive officer of any company, that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

No director or executive officer of the Company has: (i) been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

Conflicts of interest may arise as a result of the directors and officers of the Company also holding positions as directors or officers of other companies. They also invest and may invest in businesses, including in the cannabis sector, that compete directly or indirectly with the Company or act as customers or suppliers of the Company. Some of the individuals that are directors and officers of the Company have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Company will be in direct competition with the Company. Conflicts, if any, will be subject to the procedures and remedies provided under the Act.

To the best of the Company’s knowledge, other than as disclosed below and elsewhere in this Information Circular, there are no known existing or potential material conflicts of interest among the Company or a subsidiary of the Company and a director or officer of the Company or a subsidiary of the Company as a result of their outside business interests, except that: (i) certain of the Company’s or its subsidiaries’ directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies, and (ii) certain of the Company’s or its subsidiaries’ directors and officers have portfolio investments consisting of minority stakes in businesses that may compete directly or indirectly with the Company or act as a customer of, or supplier to, the Company.

2.                                     Appointment of Auditors

Shareholders will be requested to re-appoint Personal Finance Consulting Professional Company, Chartered Professional Accountants (“PFC”), as auditors of the Company to hold office until the next annual meeting of Shareholders, and to authorize the directors of the Company to fix the auditors’ remuneration and the terms of their engagement. PFC was first appointed as auditors of the Company on February 4, 2019.

The persons named in the accompanying Proxy Instrument or VIF, as applicable, (absent contrary directions) intend to vote the shares represented thereby FOR the resolution appointing PFC as auditors of the Company for the ensuing year and authorizing the directors to fix PFC’s remuneration.

3.                                     Consideration of Other Business

Following the conclusion of the former business to be conducted at the Meeting, we will consider such other business, if any, that may properly come before the Meeting or any adjournment(s) thereof.

GENERAL STATUTORY INFORMATION

Solicitation of Proxies

The solicitation of proxies by this Information Circular is being made by and on behalf of Management. Although it is expected that the solicitation of proxies will be primarily by mail and by Internet, proxies may also be solicited in person. The Company is sending the Meeting Materials (as defined herein) to the Shareholders using notice-and-access in accordance with National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), and the costs of the solicitation of proxies will be borne by the Company. The Meeting Materials are being sent by the Company to non-objecting beneficial owners and objecting beneficial owners indirectly through intermediaries and the Company assumes the delivery costs thereof. The Company may also retain, and pay a fee to, one or more professional proxy firms to solicit proxies from the Shareholders in favour of the matters set forth in the Notice.

Notice-and-Access

Under the notice-and-access system, registered Shareholders will receive the Proxy Instrument and non-registered Shareholders will receive a VIF enabling them to vote at the Meeting. However, instead of a paper copy of this Notice, the Information Circular, the Proxy Instrument or VIF, as applicable, the annual financial statements and related management’s discussion and analysis, and other meeting materials (collectively the “Meeting Materials”), Shareholders will receive a notification with information on how they may access such materials electronically.

The use of this alternative means of delivery is more environmentally friendly as it will help reduce paper use and will also reduce the printing and mailing costs. Shareholders are reminded to review carefully the Meeting Materials prior to voting.

Meeting Materials can be viewed online under the Company’s profile on SEDAR at www.sedar.com or at https://odysseytrust.com/Transfer-Agent/Meeting-Documents-CuraleafHoldingsInc, the website for the Meeting Materials maintained by the Company’s transfer agent and registrar, Odyssey Trust Company (“Odyssey”). The Meeting Materials will remain posted on Odyssey’s website at least until the date that is one year after the date the Meeting Materials were posted.

Shareholders may request paper copies of the Meeting Materials be sent to them by postal delivery at no cost to them. Requests may be made up to one year from the date the Meeting Materials are posted on Odyssey’s website. In order to receive a paper copy of the Meeting Materials, or if you have questions concerning notice-and-access, please call Odyssey, at 1-888-290-1175 (toll-free in North America) or at 1-587-885-0960 (direct from outside of North America). A request for the Meeting Materials can be made at any time prior to the Meeting, and should be fulfilled within 3 business days.

Appointment of Proxy

The persons named in the enclosed Proxy Instrument are directors and/or officers of the Company. Shareholders have the right to appoint a person to represent him, her or it at the meeting other than the persons designated in the Proxy Instrument either by striking out the names of the persons designated in the Proxy Instrument and by inserting the name of the person or company to be appointed in the space provided in the Proxy Instrument or by completing another proper form of proxy and by, in either case, delivering the completed proxy to Odyssey by: (i) mail using the enclosed return envelope; or (ii) hand delivery to Odyssey at 323-409 Granville Street, Vancouver BC V6C 1T2. Alternatively, you may vote by Internet at http://odysseytrust.com/Transfer-Agent/Login and by clicking “Vote”. All instructions are listed on the enclosed Proxy Instrument. Your proxy or voting instructions must be received in each case no later than 2:00 p.m. EST on November 19, 2019 or, if the Meeting is adjourned, at least 48 hours (excluding Saturdays, Sundays and statutory holidays in the Province of Ontario) before the beginning of any adjournment(s) to the Meeting.

Revocation of Proxy

In addition to revocation in any other manner permitted by law, a Shareholder who has given a proxy pursuant to this solicitation may revoke it at any time up to and including the last business day preceding the day of the Meeting or any adjournment(s) thereof at which the proxy is to be used by an instrument in writing executed by the Shareholder or by his, her or its attorney authorized in writing and either delivered to the attention of the Corporate Secretary of the Company c/o Odyssey Trust Company, 323-409 Granville Street, Vancouver BC V6C 1T2, or by delivering written notice of such revocation to the chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment(s) thereof.

Voting of Proxies and Discretion Thereof

The shares represented by the Proxy Instrument will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for and, if the Shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. When Shareholders have properly executed proxies in favour of persons designated in the printed portion of the enclosed Proxy Instrument, and have not specified in the Proxy Instrument the manner in which the named proxies are required to vote the shares represented thereby, such shares will be voted in favour of each item scheduled to come before the Meeting. The enclosed Proxy Instrument confers discretionary authority on the persons named therein with respect to amendments or variations to matters identified in the Notice or other matters which may properly come before the Meeting. At the date of this Information Circular, Management knows of no such amendments, variations or other matters to come before the Meeting. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy Instrument to vote such proxy according to their best judgment.

Non-Registered Shareholders

You are a non-registered Shareholder if your shares are registered in the name of an intermediary, such as a bank, a trust company, a securities dealer or broker, or an administrator of a self-administered RRSP, RRIF, RESP or similar plan, that, in turn, holds those shares through a central depository such as the Canadian Depository for Securities Limited (CDS) (each an “Intermediary”).

Pursuant to NI 54-101, Intermediaries are required to request voting instructions from non-registered shareholders prior to shareholders’ meetings. Without specific instructions from non-registered shareholders, Intermediaries are prohibited from voting the shares registered in their name. Non-registered Shareholders should ensure that instructions respecting the voting of their shares are communicated to their respective Intermediary.

If you are a non-registered Shareholder and wish to vote in person at the Meeting, you should carefully follow the instructions provided by your Intermediary, including those regarding when and where the proxy authorization form is to be delivered, in order to appoint yourself as proxyholder. Although non-registered Shareholders will not be recognized at the Meeting for the purpose of directly exercising the voting rights carried by the shares registered in the name of their Intermediary, they may attend the Meeting as proxy for the registered Shareholder and, in such capacity, exercise the voting rights carried by such shares by following the instructions to such effect provided by the Intermediary.

Voting Securities and Principal Holders Thereof

The authorized share capital of the Company consists of an unlimited number of multiple voting shares without par value (the “Multiple Voting Shares”) and an unlimited number of subordinate voting shares without par value (the “Subordinate Voting Shares”). As of the Record Date (as defined herein), there were 355,443,160 Subordinate Voting Shares issued and outstanding, representing approximately 17.6% of voting rights attached to outstanding securities of the Company, and 110,670,705 Multiple Voting Shares issued and outstanding, representing approximately 82.4% of voting rights attached to outstanding securities of the Company.

The following is a summary of the rights, privileges, restrictions and conditions attached to the Subordinate Voting Shares and the Multiple Voting Shares:

Subordinate Voting Shares

Restricted Shares	The Subordinated Voting Shares are “restricted securities” within the meaning of such term under applicable Canadian Securities Laws.

Right to Notice and Vote

Holders of Subordinate Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held.

Class Rights

As long as any Subordinate Voting Shares remain outstanding, the Company may not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Subordinate Voting Shares. Holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company.

Dividends

Holders of Subordinate Voting Shares are entitled to receive as and when declared by the directors of the Company, dividends in cash or property of the Company. No dividend may be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares. In the event of the payment of a dividend in the form of shares, holders of Subordinate Voting Shares shall receive Subordinate Voting Shares, unless otherwise determined by the Board.

Participation

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares are, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares, entitled to participate rateably along with all other holders of Subordinate Voting Shares and Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis).

Changes

No subdivision or consolidation of the Subordinate Voting Shares or Multiple Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares and Multiple Voting Shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes. Except as described below, the Subordinate Voting Shares cannot be converted into any other class of shares.

Conversion Upon an Offer

In the event that an offer is made to purchase Multiple Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of the Toronto Stock Exchange if the stock exchange on which the shares of the Company are listed has not implemented any rules with respect to “coattail” protections, or if the Multiple Voting Shares are not then listed, to be made to all or substantially all the holders of Multiple Voting Shares in a given province or territory of Canada to which these requirements apply, each Subordinate Voting Share shall become convertible at the option of the holder into Multiple Voting Shares at the inverse of the Conversion Ratio then in effect at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Subordinate Voting Shares for the purpose of depositing the resulting Multiple Voting Shares pursuant to the offer, and for no other reason. In such event, the Company shall deposit or cause the Company’s transfer agent to deposit the resulting Multiple Voting Shares on behalf of the holder. Should the Multiple Voting Shares issued upon conversion and tendered in response to the offer be withdrawn by shareholders or not taken up by the offeror, or should the offer be abandoned or withdrawn, the Multiple Voting Shares resulting from the conversion shall be automatically reconverted, without further intervention on the part of the Company or on the part of the holder, into Subordinate Voting Shares at the Conversion Ratio then in effect.

Multiple Voting Shares

Right to Notice and Vote

Holders of Multiple Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to 15 votes per Multiple Voting Share.

Class Rights

As long as any Multiple Voting Shares remain outstanding, the Company may not, without the consent of the holders of the Multiple Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Multiple Voting Shares. Additionally, consent of the holders of a majority of the outstanding Multiple Voting Shares are required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights in respect of any such approvals, each holder of Multiple Voting Shares has one vote in respect of each Multiple Voting Share held. The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, bonds, debentures or other securities of the Company not convertible into Multiple Voting Shares.

Dividends

The holders of the Multiple Voting Shares are entitled to receive such dividends as may be declared and paid to holders of the Subordinate Voting Shares in any financial year as the Board may by resolution determine, on an as-converted to Subordinate Voting Share basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio. No dividend may be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares and Subordinate Voting Shares. In the event of the payment of a dividend in the form of shares, holders of Multiple Voting Shares shall receive Multiple Voting Shares, unless otherwise determined by the Board.

Participation

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate rateably along with all other holders of Multiple Voting

Shares (on an as-converted to Subordinate Voting Shares basis) and Subordinate Voting Shares.

Changes

No subdivision or consolidation of the Subordinate Voting Shares or Multiple Voting Shares may occur unless, simultaneously, the Subordinate Voting Shares and Multiple Voting Shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Conversion	The Multiple Voting Shares are convertible into Subordinate Voting Shares on a one-for-one basis (the “Conversion Ratio”) at any time at the option of the holder.

Automatic Conversion

The Multiple Voting Shares structure will terminate automatically on October 25, 2021. It will also terminate automatically upon the occurrence of the following events: (i) transfer or disposition of the Multiple Voting Shares by Mr. Jordan to one or more third parties (which are not Permitted Holders (as defined in the articles of the Company attached as Schedule A)) and (ii) Mr. Jordan or his Permitted Holders no longer beneficially owning, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding Subordinate Voting Shares and Multiple Voting Shares. Upon termination, the Multiple Voting Shares will automatically convert into Subordinate Voting Shares pursuant to the Conversion Ratio.

Conversion Upon an Offer

In the event that an offer is made to purchase Subordinate Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of the Toronto Stock Exchange if the stock exchange on which the Subordinate Voting Shares are listed has not implemented any rules with respect to “coattail” protections, to be made to all or substantially all the holders of Subordinate Voting Shares in a given province or territory of Canada to which these requirements apply, each Multiple Voting Share shall become convertible at the option of the holder into Subordinate Voting Shares pursuant to the Conversion Ratio at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Multiple Voting Shares for the purpose of depositing the resulting Subordinate Voting Shares pursuant to the offer, and or no other reason. In such event, the Company shall deposit or cause the Company’s transfer agent to deposit the resulting Subordinate Voting Shares on behalf of the holder. Should the Subordinate Voting Shares issued upon conversion and tendered in response to the offer be withdrawn by shareholders or not taken up by the offeror, or should the offer be abandoned or withdrawn, the Subordinate Voting Shares resulting from the conversion shall be automatically reconverted, without further intervention on the part of the Company or on the part of the holder, into Multiple Voting Shares at the inverse of the Conversion Ratio then in effect.

The close of business on October 7, 2019 has been fixed as the record date (the “Record Date”) for the determination of Shareholders entitled to receive notice of the Meeting and any adjournment(s) thereof. Accordingly, only Shareholders of record on the Record Date are entitled to vote at the Meeting or any adjournment(s) thereof.

The holders of Subordinate Voting Shares and holders of Multiple Voting Shares are shown as registered in his, her or its name on the list of Shareholders which is available for inspection during usual business hours at 666 Burrard Street, Suite 1700, Vancouver, BC, V6C 2X8 and at the Meeting. The list of Shareholders will be prepared not later than ten days after the Record Date.

If a person has acquired ownership of shares since that date, he, she or it may establish such ownership and demand, not later than ten days before the Meeting, that his, her or its name be included in the list of Shareholders.

Except as set out below, to the knowledge of the directors and officers of the Company, based on publicly available filings, as of the Record Date, no person beneficially owns or exercises control over, directly or indirectly, more than 10% of the outstanding voting securities of the Company:

Name of Shareholder	Number of Subordinate Voting Shares Owned, Controlled or Directed		Percentage of Outstanding Subordinate Voting Shares Owned, Controlled or Directed	Number of Multiple Voting Shares Owned, Controlled or Directed		Percentage of Outstanding Multiple Voting Shares Owned, Controlled or Directed	Percentage of Votes Attaching to all Outstanding Shares Owned, Controlled or Directed
Boris Jordan	31,659,210	(1)	8.91%	110,670,705	(2)	100.0%	83.94%
Andrei Blokh	127,173,634		35.78%	—		—	6.37%

Notes:

(1)                                 Boris Jordan is the beneficial owner of 50% of the shares of Bellmawr Investors, LLC, which is the holder of record of 11,222,670 Subordinate Voting Shares and is the beneficial owner of the shares of PT Share Participation 1, LLC and Gociter Holdings Ltd., which are the holders of record of 12,547,032 Subordinate Voting Shares and 13,500,843 Subordinate Voting Shares, respectively.

(2)                                 Boris Jordan is the beneficial owner of the shares of Gociter Holdings Ltd., which is the holder of record of the 110,670,705 Multiple Voting Shares.

Take-Over Bid Protection

Under applicable Canadian law, an offer to purchase Multiple Voting Shares would not necessarily require that an offer be made to purchase Subordinate Voting Shares. In accordance with the rules applicable to most senior issuers in Canada, in the event of a take-over bid, the holders of Subordinate Voting Shares will be entitled to participate on an equal footing with holders of Multiple Voting Shares. Mr. Boris Jordan, as the owner of all the outstanding Multiple Voting Shares, entered into a customary coattail agreement dated October 25, 2018 with the Company and a trustee (the “Coattail Agreement”). The Coattail Agreement contains provisions customary for dual class, listed corporations designed to prevent transactions that otherwise would deprive the holders of Subordinate Voting Shares of rights under applicable provincial take-over bid legislation to which they would have been entitled if the Multiple Voting Shares had been Subordinate Voting Shares.

The undertakings in the Coattail Agreement do not apply to prevent a sale by Mr. Boris Jordan of Multiple Voting Shares if concurrently an offer is made to purchase Subordinate Voting Shares that:

(a)         offers a price per Subordinate Voting Share at least as high as the highest price per share paid pursuant to the take-over bid for the Multiple Voting Shares (on an as converted to Subordinate Voting Share basis);

(b)         provides that the percentage of outstanding Subordinate Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of Multiple Voting Shares to be sold (exclusive of Multiple Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

(c)          has no condition attached other than the right not to take up and pay for Subordinate Voting Shares tendered if no shares are purchased pursuant to the offer for Multiple Voting Shares; and

(d)         is in all other material respects identical to the offer for Multiple Voting Shares.

In addition, the restrictions contained in the Coattail Agreement do not prevent the transfer or sale of Multiple Voting Shares by a person or company who beneficially owns, directly or indirectly, or exercises control or direction over, directly or indirectly, 10% or more of the voting rights attached to any class of voting securities of the Company (each, a “Principal Shareholder”) to a Permitted Holder, provided such transfer or sale is not or would not have been subject to the requirements to make a take-over bid or constitute or would constitute an exempt take-over bid (as defined under applicable securities laws). The conversion of Multiple Voting Shares into Subordinate Voting Shares, whether or not such Subordinate Voting Shares are subsequently sold, does not constitute a disposition of Multiple Voting Shares for the purposes of the Coattail Agreement.

Under the Coattail Agreement, any disposition of Multiple Voting Shares (including a transfer to a pledgee as security) by a holder of Multiple Voting Shares party to the agreement is conditional upon the transferee or pledgee becoming a party to the Coattail Agreement, to the extent such transferred Multiple Voting Shares are not automatically converted into Subordinate Voting Shares in accordance with the articles of the Company.

The Coattail Agreement contains provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the Subordinate Voting Shares. The obligation of the trustee to take such action is conditional on the Company or holders of the Subordinate Voting Shares providing such funds and indemnity as the trustee may require. No holder of Subordinate Voting Shares has the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Subordinate Voting Shares and reasonable funds and indemnity have been provided to the trustee. The Company agreed to pay the reasonable costs of any action that may be taken in good faith by holders of Subordinate Voting Shares pursuant to the Coattail Agreement.

The Coattail Agreement provides that it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (a) the consent of any applicable securities regulatory authority in Canada and (b) the approval of at least 66 2/3% of the votes cast by holders of Subordinate Voting Shares excluding votes attached to Subordinate Voting Shares held by Mr. Boris Jordan and his Permitted Holders on terms which would constitute a sale or disposition for purposes of the Coattail Agreement other than as permitted thereby.

No provision of the Coattail Agreement limits the rights of any holders of Subordinate Voting Shares under applicable law.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No individual is, or at any time during the most recently completed financial year of the Company was, a director or executive officer of the Company, and no proposed nominee for election as a director of the Company, or any associate of any such director, executive officer or proposed nominee: (i) is or at any time since the beginning of the most recently completed financial year of the Company has been, indebted to the Company or any of its subsidiaries; or (ii) whose indebtedness to another entity is, or at any time since the beginning of the most recently completed financial year of the Company has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

SECURITY BASED COMPENSATION ARRANGEMENTS

Equity Compensation Plan Information

On October 12, 2018, shareholders of the Company approved an equity incentive plan for the Company, which the Company adopted (the “LTIP”). The LTIP permits the grant of (i) nonqualified stock options (“NQSOs”) and incentive stock options (“ISOs” and, collectively with NQSOs, “Options”), (ii) restricted stock awards, (iii) restricted stock units (“RSUs”), (iv) stock appreciation rights (“SARs”), and (v) performance compensation awards, which are referred to herein collectively as “Awards”, as more fully described below.

Prior to its business combination with Lead Ventures Inc. on October 26, 2018 (the “Business Combination”), the Company had in place a long-term incentive plan under which it could grant stock options to its directors, officers, employees and consultants or any affiliate thereof (the “Legacy LTIP”). As of the date of the Business Combination, a total of 30,729,247 options under the LTIP were issued, representing the number of stock options following competition of the reorganization share exchange that occurred at the time of the merger between the Company and Curaleaf MergerCo, Inc. All of the stock options granted under the Legacy LTIP were rolled into and became subject to the LTIP. Please refer to the section titled “Interest of Informed Persons in Material Transactions” in this Information Circular for additional information on the Business Combination.

Under the LTIP, the aggregate number of Subordinate Voting Shares that may be issued under all awards under the LTIP is equal to 10% of the number of Subordinate Voting Shares outstanding at any time, including the number of Subordinate Voting Shares issuable on conversion of the Multiple Voting Shares, the whole subject to certain adjustments provided under the LTIP.

The following table sets out information as of December 31, 2018 with respect to the LTIP.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding Options, warrants and rights	(b) Weighted-average exercise price of outstanding Options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by Shareholders(1)	31,453,663	$0.94	14,143,701	(2)
Equity compensation plans not approved by Shareholders	Nil	Not applicable	Not applicable
TOTAL	31,453,663		14,143,701

Notes:

(1)         The maximum number of Subordinate Voting Shares issuable upon the exercise of the Options currently outstanding under the LTIP of the Company as of December 31, 2018 was 31,453,663, representing approximately 6.87% of the number of then issued and outstanding Subordinate Voting Shares (including, for these purposes, the number of Subordinate Voting Shares underlying the Multiple Voting Shares on an “as if converted” basis) then outstanding, on a fully-diluted basis.

(2)         Under the LTIP, the aggregate number of Subordinate Voting Shares that may be issued under all awards under the LTIP is equal to 10% of the number of Subordinate Voting Shares outstanding at any time, including the number of Subordinate Voting Shares issuable on conversion of the Multiple Voting Shares, the whole subject to certain adjustments provided under the LTIP.

As at December 31, 2018, the following Awards were outstanding under the LTIP: (i) 31,435,663 Options, with the underlying Subordinate Voting Shares representing approximately 6.87% of the number of then issued and outstanding Subordinate Voting Shares (including, for these purposes, the number of Subordinate Voting Shares underlying the Multiple Voting Shares on an “as if converted” basis) (the “Outstanding Share Number”), and (ii) 166,215 RSUs, with the underlying Subordinate Voting Shares representing approximately 0.04% of the Outstanding Share Number. As at December 31, 2018, an aggregate of 14,143,701 Subordinate Voting Shares remained available for issuance under the LTIP, representing approximately 3.09% of the Outstanding Share Number.

Summary of the LTIP

Purpose

The purpose of the LTIP is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock and cash-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

Eligibility

Any of the Company’s employees, officers, directors, or consultants (who are natural persons) are eligible to participate in the LTIP if selected by the Board (the “Participants”). The basis of participation of an individual under the LTIP, and the type and amount of any Award that an individual will be entitled to receive under the LTIP, will be determined by the Board based on its judgment as to the best interests of the Company and its shareholders, and therefore cannot be determined in advance.

The maximum number of Subordinate Voting Shares that may be issued under the LTIP shall be set by the Board to be an aggregate of 10% of the number of Subordinate Voting Shares (including the number of Subordinate Voting Shares underlying the Multiple Voting Shares on an “as if converted” basis) then outstanding, on a fully-diluted basis. Notwithstanding the foregoing, a maximum of 10% of the issued and outstanding Subordinated Voting Shares (including the number of Subordinate Voting Shares underlying the Multiple Voting Shares on an “as if converted” basis), on a fully-diluted basis, as of the completion of the Business Combination may be issued as ISOs, subject to adjustment in the LTIP. Any shares subject to an Award under the LTIP that are forfeited, cancelled, expire unexercised, are settled in cash, or are used or withheld to satisfy tax withholding obligations of a Participant shall again be available for Awards under the LTIP. No financial assistance or support agreements may be provided by the Company in connection with grants under the LTIP.

In the event of any dividend, recapitalization, forward or reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, combination, repurchase or exchange of Subordinate Voting Shares or other securities of the Company, issuance of warrants or other rights to acquire Subordinate Voting Shares or other securities of the Company, or other similar corporate transaction or event, which affects the Subordinate Voting Shares, or unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, the Board may make such adjustment, which it deems appropriate in its discretion in order to prevent dilution or enlargement of the rights of Participants under the LTIP, to (i) the number and kind of shares which may thereafter be issued in connection with Awards, (ii) the number and kind of shares issuable in respect of outstanding Awards, (iii) the purchase price or exercise price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award, and (iv) any share limit set forth in the LTIP.

Awards

Options

The Board is authorized to grant Options to purchase Subordinate Voting Shares that are either ISOs meaning they are intended to satisfy the requirements of Section 422 of the Code, or NQSOs, meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the LTIP are subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Board and specified in the applicable award agreement. The maximum term of an option granted under the LTIP is ten years from the date of grant (or five years in the case of an ISO granted to a 10% shareholder). Payment in respect of the exercise of an Option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) or by such other method as the Board may determine to be appropriate.

Restricted Stock

A restricted stock award is a grant of Subordinate Voting Shares, which are subject to forfeiture restrictions during a restriction period. The Board will determine the price, if any, to be paid by the Participant for each Subordinate Voting Shares subject to a restricted stock award. The Board may condition the expiration of the restriction period, if any, upon: (i) the Participant’s continued service over a period of time with the Company or its affiliates; (ii) the achievement by the Participant, the Company or its affiliates of any other performance goals set by the Board; or (iii) any combination of the above conditions as specified in the applicable award agreement. If the specified conditions are not attained, the Participant will forfeit the portion of the restricted stock award with respect to which those conditions are not attained, and the underlying Subordinate Voting Shares will be forfeited. At the end of the restriction period, if the conditions, if any, have been satisfied, the restrictions imposed will lapse with respect to the applicable number of Subordinate Voting Shares. During the restriction period, unless otherwise provided in the applicable award agreement, a Participant will have the right to vote the shares underlying the restricted stock; however, all dividends will remain subject to restriction until the stock with respect to which the dividend was issued lapses. The Board may, in its discretion, accelerate the vesting and delivery of shares of restricted stock. Unless otherwise provided in the applicable award agreement or as may be determined by the Board upon a Participant’s termination of service with the Company, the unvested portion of a restricted stock award will be forfeited.

RSUs

RSUs are granted in reference to a specified number of Subordinate Voting Shares and entitle the holder to receive, on achievement of specific performance goals established by the Board after a period of continued service with the Company or its affiliates or any combination of the above as set forth in the applicable award agreement, one Subordinate Voting Share for each such Subordinate Voting Share covered by the RSU; provided, that the Board may elect to pay cash, or part cash and part Subordinate Voting Shares in lieu of delivering only Subordinate Voting Shares. The Board may, in its discretion, accelerate the vesting of RSUs. Unless otherwise provided in the applicable award agreement or as may be determined by the Board upon a Participant’s termination of service with the Company, the unvested portion of the RSUs will be forfeited.

Stock Appreciation Rights

A SAR entitles the recipient to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of Subordinate Voting Shares from the date of the grant of the SAR and the date of exercise payable in Subordinate Voting Shares. Any grant may specify a vesting period or periods before the SAR may become exercisable and permissible dates or periods on or during which the SAR shall be exercisable. No SAR may be exercised more than ten years from the grant date. Upon a Participant’s termination of service, the same general conditions applicable to Options as described above would be applicable to the SAR.

General

The maximum term of the ISOs to be granted/awarded under the LTIP is ten years.

The Board may impose restrictions on the grant, exercise or payment of an Award as it determines appropriate. Generally, Awards granted under the LTIP shall be non-transferable except by will or by the laws of descent and distribution. No Participant shall have any rights as a shareholder with respect to Subordinate Voting Shares covered by Options, SARs or RSUs, unless and until such Awards are settled in Subordinate Voting Shares.

No Option (or, if applicable, SARs) shall be exercisable, no Subordinate Voting Shares shall be issued, no certificates for Subordinate Voting Shares shall be delivered and no payment shall be made under the LTIP except in compliance with all applicable laws.

The Board may amend, alter, suspend, discontinue or terminate the LTIP and the Board may amend any outstanding Award at any time; provided that (i) such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders if such approval is necessary to comply with any tax or regulatory requirement applicable to the LTIP (including, without limitation, as necessary to comply with any rules or requirements of applicable securities exchange), (ii) no such amendment or termination may adversely affect Awards then outstanding without the Award holder’s permission, and (iii) such amendment, alteration, suspension, discontinuation, or termination is in compliance with Canadian Securities Exchange policies.

In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, takeover bid or tender offer, repurchase or exchange of Subordinate Voting Shares or other securities of the Company or any other similar corporate transaction or event involving the change of control of the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Board may, in its sole discretion, take such measures or make such adjustments in regards to any securities granted pursuant to the LTIP, as it deems appropriate.

Tax Withholding

The Company may take such action as it deems appropriate to ensure that all applicable federal, State, provincial, local and/or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Governance

The Board has not adopted any formal policies or procedures to determine the compensation of the Company’s directors or executive officers. The compensation of the directors and executive officers is determined by the Board, on an annual basis, based on the recommendations of the compensation committee of the Board (the “Compensation Committee”). Recommendations of the Compensation Committee are made giving consideration to the objectives discussed below and, if applicable, considering applicable industry data.

The Compensation Committee currently consists of three directors: Peter Derby (Chair), Boris Jordan and Karl Johansson, all of whom have direct and indirect experience relevant to their roles as members of the Compensation Committee. Peter Derby and Karl Johansson are independent director members of the Compensation Committee. For details regarding the experience of the members of the Compensation Committee, see the biographies of each member set out in the section “Election of Directors”.

The role and responsibility of the Compensation Committee is to assist the Board in fulfilling its responsibilities for the appointment, performance, evaluation and compensation of its executive officers in addition to the recruitment, development and retention of its executive officers. The Compensation Committee is also charged with maintaining talent management and succession planning systems and processes relating to its senior management and developing compensation structure for our executive officers including salaries, annual and long-term incentive plans including plans involving share issuances and other share-based awards. The Compensation Committee is also charged with reviewing the LTIP and proposing changes thereto, approving any awards of securities under the equity incentive plan and establishing policies and procedures designed to identify and mitigate risks associated with its compensation policies and practices.

The Company’s compensation practices are designed to retain, motivate and reward its executive officers for their performance and contribution to the Company’s long-term success. The Board seeks to compensate the Company’s executive officers by combining short and long-term cash and equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives, and to align executive officers’ incentives with shareholder value creation. The Board intends to seek to tie individual goals to the area of the executive officer’s primary responsibility. These goals may include the achievement of specific financial or business development goals. The Board also seeks to set company performance goals that reach across all business areas and include achievements in finance/business development and corporate development. There is no pre-determined specific weight or approximate weight assigned to each such performance criterion or goal.

Elements of Compensation

The compensation of the directors and named executive officers (“NEOs”), as defined under Form 51-102F6V — Statement of Executive Compensation — Venture Issuers, is comprised of the following major elements: (a) base salary; (b) an annual, discretionary cash bonus; and (c) long-term equity incentives, consisting of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance compensation awards and other applicable awards granted under the LTIP and any other equity plan that may be approved by the Board from time to time.

Each such element of the executive compensation program has been designed to meet one or more objectives of the overall compensation program of the Company. The salary of each NEO, combined with any discretionary cash bonuses and granting of long-term incentives, has been designed to provide total compensation which the Board believes is competitive. Overall compensation is not evaluated against a formal “peer group”.

The Company is not aware of any significant event that has occurred during the most recently completed financial year that has significantly affected compensation, and the Company has not waived or changed any performance criterion or goal. The Company determines the value of the annual cash bonus based on objective, identifiable measures, as further described below.

1.                                     Base Salary

Base salaries are intended to provide an appropriate level of fixed compensation that will assist in employee retention and recruitment. Base salaries will be determined on an individual basis, taking into consideration the past, current and potential contribution to the Company’s success, the NEO’s experience and expertise, the position and responsibilities of the NEO, and competitive industry pay practices for other high growth, premium brand companies of similar size and revenue growth potential.

2.                                     Annual Cash Bonus

An annual cash bonus is a short-term incentive that is intended to reward each executive officer for his or her individual contribution and performance of personal objectives in the context of overall corporate performance. Cash bonuses are designed to motivate executive officers to achieve personal business objectives, to be accountable for their relative contribution to the Company’s performance, as well as to attract and retain executives. In determining compensation and, in particular, bonuses, the Compensation Committee considers factors over which the executive officer can exercise control, such as their role in identifying and completing acquisitions and integrating such acquisitions into the Company’s business, meeting any budget targets established by controlling costs, taking successful advantage of business opportunities and enhancing the competitive and business prospects of the Company.

3.                                     LTIP

The Company has approved and adopted the LTIP. For a summary of the material terms, please refer to the Section “Security Based Compensation Arrangements — Summary of the LTIP”.

4.                                     Pension Plan Benefits

The Company did not implement any deferred compensation plan, pension plan or other forms of funded or unfunded retirement compensation for its employees that provides for payments or benefits at, following or in connection with retirement.

5.                                     Termination and Change of Control Benefits

Other than as described in this Information Circular, there are no compensatory plan(s) or arrangements(s), with respect to the NEOs resulting from the resignation, retirement or any other termination of employment of the officer’s employment or from a change of NEOs’ responsibilities following a change of control benefits. In case of termination of NEOs, common law and statutory law applies.

6.                                     Director Compensation

The Company pays compensation to its directors, which is comprised of cash and awards granted in accordance with the terms of the LTIP and the Canadian Securities Exchange policies, or a combination of both. The Company grants RSUs and/or Options to certain of its newly appointed non-executive directors from time to time, as determined by the Board. The directors are reimbursed for any out-of-pocket travel expenses incurred in order to attend meetings of the Board, committees of the Board or meetings of the shareholders of the Company. The Company obtained customary insurance for the benefit of its directors and enter into indemnification agreements with its directors pursuant to which the Company will agree to indemnify its directors to the extent permitted by applicable law.

Summary Compensation Table

The following table summarizes, for the periods indicated, the compensation (expressed in United States dollars, unless otherwise indicated) paid, payable, awarded, granted, given or otherwise provided, directly or indirectly, by the Company to each director and NEO of the Company, in each case excluding compensation securities.

Name and position	Year ended December 31	Salary, consulting fee, retainer or commission ($)		Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
Named Executive Officers (Pre-Business Combination)

Rana Vig, Former President, CEO and Director(1)	2018	C$	120,000	—	—	—	—	C$	120,000
	2017	N/A		N/A	N/A	N/A	N/A	N/A

David Goertz, Former CFO(2)	2018	C$	120,000	—	—	—	—	C$	120,000
	2017	N/A		N/A	N/A	N/A	N/A	N/A

Simon Yang, Former Chief Executive Officer, Chief Financial Officer, Secretary and Director(3)	2018	—		—	—	—	—	—
	2017	—		—	—	—	—	—

Non-Executive Directors (Pre-Business Combination)

Ryan Coe, Former	2018	—		—	—	—	—	—

Name and position	Year ended December 31	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)		Value of all other compensation ($)		Total compensation ($)
Director(4)	2017	N/A	N/A	N/A	N/A		N/A		N/A

Philip Kwan, Former Director(5)	2018	—	—	—	—		—		—
	2017	—	—	—	—		—		—

Wilson Fung, Former Director(6)	2018	—	—	—	—		—		—
	2017	18,000	—	—	—		—		18,000

Richard Penn, Former Director(7)	2018	N/A	N/A	N/A	N/A		N/A		N/A
	2017	18,000	—	—	—		—		18,000

Named Executive Officers (Post-Business Combination)

Joseph Lusardi, President, CEO and Director(8)(9)	2018	500,000	1,425,000	—	6,000	(10)	300,000	(11)	2,231,000
	2017(11)	599,038	250,000	—	6,000	(10)	—		855,038

Stuart Wilcox, COO(13)	2018	350,000	170,000	—	—		—		520,000
	2017(14)	132,428	133,333	—	—		20,000	(15)	285,761

Jonathan Faucher, Chief Financial Officer, EVP of Finance, Treasurer & Corporate Secretary(16)(17)	2018	200,000	218,000	—	—		—		418,000
	2017(18)	175,962	33,750	—	—		—		209,712

Boris Jordan, Executive Chairman(19)	2018	500,000	1,000,000	—	—		—		1,500,000
	2017(20)	—	—	—	94,331	(21)	—		94,331

Non-Executive Directors (Post-Business Combination)

Steven Patierno, Director(22)	2018	—	—	81,950	—		—		81,950
	2017	N/A	N/A	N/A	N/A		N/A		N/A

Karl Johansson,	2018	12,500	—	—	—		—		12,500

Name and position	Year ended December 31	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
Director(23)	2017	N/A	N/A	N/A	N/A	N/A	N/A

Peter Derby, Director(24)	2018	12,500	—	—	—	—	12,500
	2017	N/A	N/A	N/A	N/A	N/A	N/A

Notes:

(1)                     Mr. Vig was appointed as President, Chief Executive Officer and director of LVI on February 2, 2018 and he resigned from such functions on October 25, 2018 upon completion of the Business Combination.

(2)                     Mr. Goertz was appointed as Chief Financial Officer and director of LVI on March 9, 2018 and he resigned from such functions on October 25, 2018 upon completion of the Business Combination.

(3)                     Simon Yang was appointed a director of Lead Ventures Inc., the predecessor of the Company (“LVI”) on August 17, 2016. He was appointed Chief Executive Officer, Chief Financial Officer and Secretary of LVI on November 15, 2016. Mr. Yang resigned as the Chief Executive Officer of LVI on February 2, 2018, the Chief Financial Officer and Secretary of LVI on March 9, 2018 and a director of LVI on June 29, 2018. He has therefore served in his capacity as Chief Executive Officer of LVI for a period of approximately 1 month in 2018, in his capacity as Chief Financial Officer and Secretary of LVI for a period of approximately 2 months in 2018, and in his capacity as director of LVI for a period of approximately 6 months in 2018.

(4)                     Mr. Coe was appointed as director of LVI on June 29, 2018 and he resigned from such functions on October 25, 2018 upon completion of the Business Combination.

(5)                     Philip Kwan was a director of LVI from August 14, 2017 to June 29, 2018. He has therefore served in his capacity as director of LVI for approximately 6 months in 2018.

(6)                     Wilson Fung was a director of LVI from January 20, 2016 to February 2, 2018. He has therefore served in his capacity as director of LVI for approximately 1 month in 2018.

(7)                     Richard Penn was a director of LVI from November 2014 to June 16, 2017. He has therefore served in his capacity as director of LVI for approximately 7 months in 2017.

(8)                     Joseph Lusardi did not receive compensation in his capacity as director. He received compensation only in his capacity as President & CEO.

(9)                     Joseph Lusardi was appointed as an officer and director of the Company on October 25, 2018. He has therefore served in such capacities for approximately 2 months in 2018.

(10)              Reflects an allocation of 500$ per month for the lease of a company car.

(11)              Prior to the completion of the Business Combination, Mr. Lusardi was entitled to a share of the profits of Maine Organic Therapy, an entity with which the Company has entered into a management services agreement whereby PalliaTech Maine, LLC, a subsidiary of the Company, is entitled to receive certain management fees from the entity. In connection with such management services agreement, in December 2018, Mr. Lusardi received $300,000 as a distribution.

(12)              Reflects compensation earned from certain subsidiaries of the Company during the 12 months ended December 31, 2017 and prior to completion of the Business Combination.

(13)              Stuart Wilcox was appointed as an officer of the Company on October 25, 2018. He has therefore served in his capacity as officer of the Company for approximately 2 months in 2018.

(14)              Reflects compensation earned from certain subsidiaries of the Company during the 12 months ended December 31, 2017 and prior to completion of the Business Combination.

(15)              Reflects a relocation allocation granted to Mr. Wilcox upon entering into employment with PalliaTech, Inc., the successor of the Company.

(16)              Mr. Neil Davidson replaced Mr. Jonathan Faucher as Chief Financial Officer in January 2019.

(17)              Jonathan Faucher was appointed as officer of the Company on October 25, 2018. He has therefore served in his capacity as officer of the Company for approximately 2 months in 2018.

(18)              Reflects compensation earned from certain subsidiaries of the Company during the 12 months ended December 31, 2017 and prior to completion of the Business Combination.

(19)              Boris Jordan was appointed as director of the Company on October 25, 2018. He has therefore served in his capacity as director of the Company for approximately 2 months in 2018.

(20)              Reflects compensation earned from certain subsidiaries of the Company during the 12 months ended December 31, 2017 and prior to completion of the Business Combination.

(21)              This amount corresponds to expense reimbursements.

(22)              Steven Patierno was appointed as director of the Company on October 25, 2018. He has therefore served in his capacity as director of the Company for approximately 2 months in 2018.

(23)              Karl Johansson was appointed as director of the Company on October 25, 2018. He has therefore served in his capacity as director of the Company for approximately 2 months in 2018.

(24)              Peter Derby was appointed as director of the Company on October 25, 2018. He has therefore served in his capacity as director of the Company for approximately 2 months in 2018.

Stock Options and Other Compensation Securities

The following table summarizes all compensation securities granted or issued to each director and NEO by the Company or one of its subsidiaries in the twelve months ended December 31, 2018.

Name and position	Type of compensation security	Number of compensation securities, number of underlying securities and percentage of class(1)		Date of issue or grant	Issue, conversion or exercise price ($)		Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry Date
Joseph Lusardi(2), President & CEO and Director	Option	2,288,164	(3)	10/28/2018	CAD$	11.45	N/A	N/A	10/28/2028
Boris Jordan(4), Executive Chairman	RSU	114,729		10/28/2018	N/A		N/A	N/A	N/A
Steven Patierno(5), Director	RSU	17,162		10/28/2018	N/A		N/A	N/A	N/A
Karl Johansson(6), Director	RSU	17,162		10/28/2018	N/A		N/A	N/A	N/A
Peter Derby(7), Director	RSU	17,162		10/28/2018	N/A		N/A	N/A	N/A

Notes:

(1)         Percentage of class is calculated on a partially diluted basis assuming: (i) the exercise of Options and RSUs granted to directors and NEOs of the Company as at December 31, 2018; and (ii) an aggregate of 335,465,083 Subordinate Voting Shares outstanding on December 31, 2018.

(2)         As of December 31, 2018, Mr. Lusardi had ownership, direction or control over a total of 11,277,656 Options.

(3)         The Options granted to Mr. Lusardi on October 28, 2018 will vest in three equal amounts on each of October 29, 2019, October 27, 2020 and October 27, 2021.

(4)         As of December 31, 2018, Mr. Jordan had ownership, direction or control over a total of 114,729 RSUs.

(5)         As of December 31, 2018, Mr. Patierno had ownership, direction or control over a total of 17,162 RSUs and 1,063,075 Options.

(6)         As of December 31, 2018, Mr. Johansson had ownership, direction or control over a total of 17,162 RSUs.

(7)         As of December 31, 2018, Mr. Derby had ownership, direction or control over a total of 17,162 RSUs.

Exercise of Compensation Securities

Name and position(1)	Type of compensation security	Number of underlying securities exercised	Exercise price per security	Date of exercise	Closing price of security on date of exercise ($)	Difference between exercise price and closing price on date of exercise ($)	Total value on exercise date ($)
Joseph Lusardi, President & CEO and Director	Option	—	—	—	—	—	—
Stuart Wilcox, COO	Option	—	—	—	—	—	—
Jonathan Faucher, Chief Financial Officer, EVP of Finance, Treasurer & Corporate Secretary(2)	Option	—	—	—	—	—	—
Boris Jordan, Executive Chairman	Option	—	—	—	—	—	—
Steven Patierno, Director	Option	—	—	—	—	—	—
Karl Johansson, Director	Option	—	—	—	—	—	—
Peter Derby, Director	Option	—	—	—	—	—	—

Notes:

(1)                     Only reflects exercises following completion of the Business Combination. All outstanding options granted prior to the Business Combination were rolled into the LTIP upon completion of the Business Combination.

(2)                     Mr. Neil Davidson replaced Mr. Jonathan Faucher as Chief Financial Officer in January 2019.

Employment, Consulting and Management Agreements

Joseph Lusardi

PalliaTech, Inc. (the successor of the Company) entered into an employment agreement with Mr. Lusardi in March 2016, for his role as President and CEO. Under the terms of the agreement, Mr. Lusardi is entitled to a base annual salary of $250,000, which was thereafter increased to $500,000, and is eligible for bonus payments based on the achievement of performance objectives established from time to time by the Board. Mr. Lusardi was granted three different sets of options exchangeable into an aggregate of

274,824 common shares of PalliaTech, Inc., which options were then exchanged into options to purchase Subordinate Voting Shares pursuant to the Business Combination. In addition, Mr. Lusardi is entitled to the reimbursement of his reasonable expenses, to a leased company car (for a maximum of $500 per month), to a participation in all incentive, savings and retirement plans applicable to the other key executives of PalliaTech, Inc., and to the payment of the cost of medical and dental insurance premiums for himself and his dependents. In the event that the employment agreement is terminated by PalliaTech, Inc. without cause or by Mr. Lusardi for good reason, in addition to accrued amounts, Mr. Lusardi is entitled to an amount equal to 25% of his base salary.

Stuart Wilcox

PalliaTech, Inc. (the successor of the Company) entered into an employment agreement with Mr. Wilcox on July 10, 2017. Under the terms of this agreement, Mr. Wilcox is entitled to a base annual salary of $350,000, and is eligible for a discretionary year-end performance bonus of $200,000. In addition, subject to approval of the Board, Mr. Wilcox was entitled to receive a relocation allocation of $20,000 as well as a stock option grant to purchase a total of 60,000 common shares of PalliaTech, Inc., which options vested in equal amounts over three years and which were then exchanged into options to purchase Subordinate Voting Shares pursuant to the Business Combination. In addition, Mr. Wilcox is entitled to certain advantages relating to benefit plans.

Jonathan Faucher

PalliaTech, Inc. (the successor of the Company) entered into an employment agreement with Mr. Faucher on December 19, 2016. Under the terms of this agreement, Mr. Faucher is entitled to a base annual salary of $180,000 and is eligible for a discretionary year-end performance bonus representing up to 20% of such base salary. In addition, Mr. Faucher was entitled to receive a stock option grant to purchase a total of 50,000 common shares of PalliaTech, Inc., which options vest in equal amounts over three years. In addition, Mr. Faucher is entitled to certain advantages relating to benefit plans.

Rana Vig and David Goertz (Pre-Business Combination)

LVI entered into a services agreement made effective June 1, 2018 with its Chief Executive Officer, Mr. Rana Vig. Under the terms of the agreement, Mr. Vig agreed to perform certain functions including the overseeing of LVI’s day-to-day operations. In consideration of his services, LVI agreed to pay Mr.  Vig an annual fee of C$120,000 plus taxes and to grant Mr. Vig a certain number of LVI stock options pursuant to the terms of his services agreement. LVI also entered into a services agreement made effective June 1, 2018 with its Chief Financial Officer, Mr. David Goertz. Under the terms of the agreement, Mr.  Goertz agreed to act as Chief Financial Officer of LVI. In consideration of his services, LVI agreed to pay Mr. Goertz an annual fee of C$120,000 plus taxes and to grant Mr. Goertz a certain number of LVI stock options pursuant to the terms of his services agreement. Each of the services agreement provides that prior to a Change of Control (as such term is defined in the respective services agreement), either LVI or Mr. Vig or Mr. Goertz, as applicable, may terminate the agreement without cause at any time by giving thirty (30) days prior written notice, and from and after a Change of Control, upon the termination of the agreement, unless such termination was as a result of Mr. Vig’s or Mr. Goertz’s death, respectively, or by LVI for cause, or as otherwise specified in the agreement, Mr. Vig or Mr. Goertz, as applicable, would be entitled to the following compensation: (i) the full fee in the amount of C$120,000 through the date of termination at the rate in effect at the time the notice of termination is given, plus all other amounts to which he would respectively be entitled under any compensation or benefit plan of LVI at the time such payments are due under the terms of such plans; (ii) in lieu of any payments of the fee in the amount of C$120,000 for periods subsequent to the date of termination, LVI shall pay to Mr. Vig or Mr. Goertz, as applicable, not later than the fifth day following the date of termination, a lump sum payment equal to one (1) time the annual fee; (iii) Mr. Vig or Mr. Goertz, as applicable, shall be entitled to receive all benefits payable to him under any other plan or agreement relating to retirement benefits in accordance with the terms of such plan or agreement. Each of the services agreements was terminated on July 25, 2018, in consideration for the payment of C$120,000, payable within five (5) days of such date.

Management Agreements

No management functions of the Company are performed by a person or company other than the directors and executive officers of the Company.

STATEMENT OF CORPORATE GOVERNANCE

Under the Canadian Securities Administrators’ National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”), the Company is required to disclose certain information relating to its corporate governance practices. This information is set forth below.

Board of Directors

The Company currently has three non-executive directors who the Company believes to be independent within the meaning of NI 58-101. The three independent directors of the Company are Dr. Steven Patierno, Karl Johansson and Peter Derby. Each of Boris Jordan, who serves as Executive Chairman and founder of the Company, and Joseph Lusardi, who serves as the President and Chief Executive Officer of the Company, are not considered to be independent.

Directorships

None of the directors of the Company currently serve on the board of directors of other issuers that are reporting issuers (or the equivalent).

Orientation and Continuing Education

Immediately following appointment, new directors of the Company are provided with historic information, current strategic plans for the Company and materials summarizing issues relating to the Company. New directors are also briefed by the Chief Executive Officer of the Company, by the Chief Financial Officer of the Company, by the General Counsel of the Company and by the Chair of the committees of the Board to which they are appointed, if any. In addition, the Company will make available any documents or personnel as may be requested by a new director in order to assist with the orientation and onboarding to the Board.

Although the Company has not adopted formal policies respecting continuing education for Board members, new directors are encouraged to communicate with the Company’s management, legal counsel, auditors and consultants, to keep themselves current with industry trends and developments and changes in legislation with management’s assistance, and to attend related industry seminars and visit the Company’s operations. In addition, the Board and its committees receive periodic reports from management and external advisors as to new developments in regard to corporate governance, industry trends, changes in legislation and other issues affecting the Company.

Ethical Business Conduct

The Board has adopted a Code of Business Conduct for directors, officers and employees (the “Code of Conduct”). The Company will, upon request, provide a copy of the Code of Conduct to any Shareholder. Further, the Board has approved the hiring of dedicated compliance personnel and has adopted an Ethics and Compliance Hotline and other critical business ethics policies and training to encourage and promote a culture of ethical business conduct.

The Board expects its directors, officers and employees to act ethically at all times and to acknowledge their adherence to corporate policies and the Code of Conduct. Any material issues regarding compliance with our policies and Code of Conduct are required to be brought forward to the SVP of

Compliance for review and investigation and referred to the executive officers of the company or the Audit committee of the Board, as may be appropriate under the circumstances. The Board and/or appropriate committee or executive officers determine what remedial steps, if any, are required. Any waivers from the Code of Conduct that are granted for the benefit of a director or executive officer may be granted only by the Audit Committee of the Board. No waiver has ever been granted under the Code of Conduct.

Each director of the Company must disclose all actual or potential conflicts of interest and refrain from voting on matters in which such director has a conflict of interest. In addition, the director must excuse himself or herself from any discussion or decision on any matter in which the director is precluded from voting as a result of a conflict of interest.

Nomination of Directors

The Board is responsible for identifying new candidates for nomination of directors to the Board. In particular, the Board considers, in addition to any other factors it deems relevant: (i) the competencies and skills that the Board considers to be necessary for the Board, as a whole, to possess; (ii) the competencies and skills that the Board considers each existing director to possess; (iii) the competencies, skills and background each nominee will bring to the Board; (iv) the time that each nominee will have available to devote to the Company’s business; and (v) whether the nominee will be an independent director. Directors are encouraged to identify potential candidates. The Company also encourages its executive to identify potential candidates to be considered for a Board position. An invitation to stand as a nominee for election to the Board will normally be made to a candidate by the Board through the Chairman of the Company or his delegate.

The Company is committed to diversity in all aspects of its business and activities, including with respect to its Board of Directors. The Company and the Board believe that diversity and inclusion foster a wide array of perspectives and help build cultures of trust, candor and respect. The Company and the Board will continue to support and encourage the recruitment and appointment of diverse candidates to Board positions. In addition to recruiting and considering director candidates, the Board annually reviews the competencies, skills and personal qualities applicable to candidates to be considered for nomination to the Board. The objective of this review is to maintain the composition of the Board in a way that provides, in the judgment of the Board, the best mix of competencies, skills and experience to provide for the overall stewardship of the Company.

Compensation Committee

The Compensation Committee currently consists of three directors: Peter Derby (Chair), Boris Jordan and Karl Johansson, all of whom have direct and indirect experience relevant to their roles as members of the Compensation Committee. For details regarding the experience of the members of the Compensation Committee, see the biographies of each member set out in the section “Election of Directors”.

The role and responsibility of the Compensation Committee is to assist the Board in fulfilling its responsibilities for the appointment, performance, evaluation and compensation of its executive officers in addition to the recruitment, development and retention of its executive officers. The Compensation Committee is also charged with maintaining talent management and succession planning systems and processes relating to its senior management and developing compensation structure for our executive officers including salaries, annual and long-term incentive plans including plans involving share issuances and other share-based awards. The Compensation Committee is also charged with reviewing the Company’s equity incentive plan and proposing changes thereto, approving any awards of securities under the equity incentive plan and establishing policies and procedures designed to identify and mitigate risks associated with its compensation policies and practices. See also “Statement of Executive Compensation — Corporate Governance”.

Audit Committee

Composition of the Audit Committee

The Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its responsibilities for oversight of accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things: monitoring the integrity of the Company’s financial statements and corporate accounting, monitoring systems and procedures for financial reporting and internal control; reviewing certain public disclosure documents and financial information that will be provided to shareholders and other, including the Company’s annual audited financial statements and unaudited quarterly financial statements; reviewing the Company’s compliance with certain legal and regulatory requirements; evaluating the independent auditors’ qualifications and independence; monitoring the performance of the Company’s internal audit function and the company’s independent auditors as well as any other public accounting firm engaged to perform other audit, review or attest services; and providing an open avenue of communication among independent auditors, financial and senior management and the Board.

The Audit Committee is responsible for reviewing with management the Company’s risk management policies, the timeliness and accuracy of the Company’s regulatory filings and all related party transactions as well as the development of policies and procedures related to such transactions.

The Audit Committee also has the authority to approve all non-audit services to be provided to the Company or any subsidiary entities by its external auditors or by the external auditors of such subsidiary entities.

As at the date of this Information Circular, the following are the members of the Audit Committee:

Name of Member	Independent(1)	Financially Literate(2)

Boris Jordan	No(3)	Yes

Peter Derby	Yes	Yes

Karl Johansson(4)	Yes	Yes

Notes:

(1)                     A member of the Audit Committee is independent if he or she has no direct or indirect “material relationship” with the Company. A material relationship is a relationship which could, in the view of the Board, reasonably interfere with the exercise of a member’s independent judgment. An executive officer of the Company, such as the President or Secretary, is deemed to have a material relationship with the Company.

(2)                     A member of the Audit Committee is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

(3)                     Boris Jordan is not an independent member of the Audit Committee, as he, directly or indirectly, owns more than 10% of the issued and outstanding subordinate voting shares of the Company.

(4)                     Chair of the Audit Committee.

Relevant Education and Experience

Each member of the Audit Committee has experience relevant to his or her responsibilities as an Audit Committee member. See “Number of Directors and Election of Directors” for a description of the education and experience of each Audit Committee member.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completely financial year has the Company relied on an exemption from National Instrument 52-110 — Audit Committees (“NI 52-110”), in whole or in part, granted under Part 8 of NI 52-110.

Audit Committee’s Charter

The Audit Committee operates under a written charter, adopted on and effective as of December 17, 2018 setting forth the purpose, composition, authority and responsibility of the Audit Committee, a copy of which is attached hereto as Schedule “B”.

Pre-Approval Policies and Procedures

The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as described in the Audit Committee’s charter attached hereto as Schedule “B”.

External Auditor Service Fees

The following table sets forth the aggregate fees billed by Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants, the former external auditors for the Company, for services rendered for the fiscal years ended December 31, 2018 and December 31, 2017.

	2018(5) ($’000)	2017(6) (C$’000)
Audit Fees(1)	539	7.5
Audit-related fees(2)	95	—
Tax fees(3)	291	—
All other fees(4)	151	—
Total	924	7.5

Notes:

(1)                     “Audit fees” include the aggregate fees billed for the audit of the annual consolidated financial statements, the review of interim unaudited consolidated financial statements and other regulatory audits and filings.

(2)                     “Audit related fees” include the aggregate fees billed for the provision of technical, accounting and financial reporting advice services and include certain preparatory audit related work undertaken in connection with the Business Combination.

(3)                     “Tax fees” include the aggregate fees billed for the provision of corporate tax compliance, tax planning and other tax related services.

(4)                     “All other fees” include the aggregate fees billed for products and services provided by the external auditor, other than services reports under (1), (2), or (3).

(5)                     The fees set out in the 2018 column include the fees incurred by the Company in connection with the Business Combination.

(6)                     The fees set out in the 2017 column represent the fees incurred by Lead Ventures Inc., the predecessor of the Company prior to the Business Combination.

Assessments

Based upon the Company’s size, its current state of development and the number of individuals on the Board, the Board considers a formal process for accessing the effectiveness and contribution of the Board as a whole, its committees or individual directors to be unnecessary at this time. In light of the fact that the Board and its committees meet on several occasions each year, each director has regular opportunity to assess the Board as a whole, its committees and other directors in relation to the Board’s and such director’s assessment of the competencies and skills that the Board and its committees should possess. The Board plans to continue to evaluate its own effectiveness and the effectiveness of its committees and individual directors in such manner.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as described herein, to the knowledge of the Company, no “informed person”, proposed director, or any associate or affiliate of any of these persons, has any material interest, direct or indirect, in any transaction since January 1, 2018 or in any proposed transaction that has materially affected or would materially affect the Company or any of its subsidiaries. An “informed person” means, among others, (i) a director or executive officer of the Company or of a subsidiary of the Company, (ii) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of the Company or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the Company other than voting securities held by the person or company as underwriter in the course of a distribution; and (iii) a reporting issuer that has purchased, redeemed, or otherwise acquired any of its securities, for so long as it holds any of its securities.

Cura Partners Inc, an Oregon corporation (“Cura”)

In May 2019, the Company entered into an agreement to acquire the state-regulated cannabis business of Cura, owners of the Select brand, in an all-stock transaction (the “Cura Transaction”). Based in Portland, Oregon, Select is one of the most well-known cannabis wholesale brand in the U.S. With its THC products sold in more than 900 retailers, it is the leading cannabis brand in key Western states, including California, Arizona, Oregon and Nevada. The acquisition includes Select’s manufacturing, processing, distribution, marketing and retailing operations and all adult-use cannabis products marketed under the Select brand name, including all intellectual property, but excluding Cura’s CBD product line.

Mr. Boris Jordan, the Executive Chairman of the Board, controls Measure 8 Venture Partners LP (“Measure 8”), an alternative investment vehicle created to capitalize on the emergence of the U.S. and global cannabis industry which has invested in several business ventures in the U.S. and global cannabis industry. Measure 8 currently owns approximately 2% of Cura’s shares of common stock and Measure 8 is also the holder of convertible promissory notes issued by Cura (the “Convertible Notes”) in May 2018 and in November 2018. The Convertible Notes may be converted, at the option of Measure 8, in certain circumstances including upon a sale or merger of Cura such as the Proposed Transaction. Measure 8 also holds an option to acquire 223,029 shares of common stock of Cura from current Cura shareholders representing approximately 1% of Cura’s outstanding shares of common stock (the “Secondary Option”). Upon conversion of the Convertible Notes and exercise of the Secondary Option, Measure 8 would own approximately 12% of Cura’s shares of common stock. Mr. Jordan does not otherwise own or control, whether directly or indirectly, any interest in Cura, other than the 2% interest and the Convertible Notes held through Measure 8. In addition, Mr. Jordan currently serves as a director of Cura.

For the foregoing reasons, Curaleaf has determined that the Cura Transaction constitutes a “related party transaction” within the meaning of Multilateral Instrument 61-101 — Protection of Minority Securityholders in Special Transactions (“MI 61-101”).

The Cura Transaction will be completed by way of a merger under the Business Corporation Act of the State of Oregon of a wholly-owned subsidiary of Curaleaf (“Merger Sub”) into Cura pursuant to a merger agreement (the “Merger Agreement”), as a result of which the separate corporate existence of Merger

Sub will cease, and Cura will continue as the surviving corporation and a wholly owned subsidiary of Curaleaf after the merger.

At closing, Curaleaf will acquire all outstanding equity securities of Cura through the issuance of 95,555,556 Subordinate Voting Shares (subject to certain adjustments), which based on Curaleaf’s closing price of C$13.30 on April 30, 2019, the last trading day prior to announcement of the Cura Transaction, represents a total purchase price of C$1.27 billion or approximately $948.8 million. Post-transaction, the current shareholders of Cura will have approximately 16% pro forma ownership of Curaleaf on a fully-diluted basis. Additionally, the current shareholders of Cura will be eligible to receive an earn-out of up to $200 million (the “Earn-Out Payment”) which will be settled through the issuance of Subordinate Voting Shares (the “Earn-Out Shares”), contingent upon Curaleaf exceeding certain 2020 fiscal year revenue targets for its combined wholesale extracts business and Select-branded retail extract sales. For the purposes of paying the Earn-Out Payment, the Earn-Out Shares will be valued according to a formula based on market value at the time they are issued. The Cura Transaction is expected to close in 2019, subject to customary closing conditions, regulatory approvals, Cura shareholder approval, and the receipt of an agreement from the holders of Cura’s convertible debentures (including the Convertible Note held by Measure 8) with respect to the conversion of such debentures into equity. The Cura Transaction has been unanimously approved by independent special committees of the Boards of Directors at both companies, and Mr. Jordan abstained from voting on the Cura Transaction in his capacity as director of each of Curaleaf and Cura.

The Cura Transaction is exempt from the formal valuation and minority shareholder approval requirements of MI 61-101 by virtue of the exemptions contained in section 5.5(a) and 5.7(1)(a) of MI 61-101, since neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the Cura Transaction, insofar as it involves interested parties, exceeds 25% of Curaleaf’s market capitalization. In addition, the Cura Transaction is exempt from the formal valuation requirements of MI 61-101 by virtue of the exemption contained in section 5.5(b) of MI 61-101, since no securities of Curaleaf are listed or quoted on the Toronto Stock Exchange, Aequitas NEO Exchange Inc., the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market, or a stock exchange outside of Canada and the U.S. other than the Alternative Investment Market of the London Stock Exchange or the PLUS markets operated by PLUS Markets Group plc.

For additional information, please refer to the material change report filed on SEDAR by the Company in respect of the Cura Transaction on May 10, 2019, a copy of which is available under the Company’s profile at www.sedar.com. Upon request, the Company will promptly provide a copy of the material change report free of charge to a shareholder of the company.

Business Combination

On October 26, 2018, the Company and Curaleaf, Inc. (formerly PalliaTech, Inc.) completed the Business Combination that resulted in the reverse take-over of the Company by the securityholders of Curaleaf, Inc. The Business Combination was structured as a series of transactions, including a Canadian three-cornered amalgamation transaction and a series of U.S. merger and reorganization steps (further described below). At the Company’s annual general and special meeting of shareholders held on October 12, 2018, the shareholders of the Company approved all of the resolutions in connection with the Business Combination. As part of the Business Combination, the Company changed its name from “Lead Ventures Inc.” to “Curaleaf Holdings, Inc.”, and restructured its existing share capital to, among other things, reclassify its existing common shares as the Subordinate Voting Shares, create the Multiple Voting Shares, eliminate the class of preferred shares and add certain provisions, including a redemption right in favour of the Company to ensure that the Company complies with applicable licensing regulations.

Immediately prior to the Business Combination, 1177687 B.C. Ltd. (“Curaleaf FinCo”), a special purpose corporation, completed a brokered and a non-brokered subscription receipt financing at a price of C$11.45 per subscription receipt for aggregate gross proceeds of approximately C$520 million (the “Private Placement”).

As part of the Business Combination, the Company, Curaleaf FinCo and 1177679 B.C. Ltd., a wholly-owned subsidiary of the Company, were parties to a three-cornered amalgamation (the “Amalgamation”) pursuant to which the shareholders of Curaleaf FinCo (being the investors in the Private Placement after automatic conversion of their subscription receipts into common shares of Curaleaf FinCo (the “Curaleaf FinCo Shares”)) received Subordinate Voting Shares in exchange for their Curaleaf FinCo Shares. Concurrently with the Amalgamation, Curaleaf MergerCo Inc., a wholly-owned subsidiary of the Company, merged with and into Curaleaf, Inc., with Curaleaf, Inc. continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Company.

In connection with the Business Combination, Gociter Holdings Ltd., a corporation of which Mr. Boris Jordan, the Executive Chairman of the Company, is the beneficial owner, made a contribution of 3,734,965 shares of common stock of Curaleaf, Inc. and cash to the Company in exchange for 122,170,705 Multiple Voting Shares, representing 100% of the issued and outstanding Multiple Voting Shares as of closing of the Business Combination.

The Company has entered into the Merger Agreement for the acquisition of Cura Partners, a corporation in which Mr. Boris Jordan, a Principal Shareholder and Executive Chairman of the Company, holds an indirect interest. Please refer to “Particular Matters to be Acted Upon — Conflicts of Interest — Cura Partners, Inc.”.

For additional information, please refer to the material change report filed on SEDAR by the Company in respect of the Business Combination on November 2, 2018, a copy of which is available under the Company’s profile at www.sedar.com. Upon request, the Company will promptly provide a copy of the material change report free of charge to a shareholder of the company.

Curaleaf Massachusetts

In March 2018, the Company acquired a 50% stake, plus one share, in Curaleaf Massachusetts, Inc., a subsidiary of the Company, (“Curaleaf MA”), for a consideration of $36,000, in accordance with a plan of conversion of Curaleaf MA’s predecessor, Mass Organic Therapy, Inc. to a for-profit entity. PT Mass Holdings, LLC, of which Joseph F. Lusardi, Curaleaf, Inc.’s President and Chief Executive Officer, is a member, acquired the remaining shares of Curaleaf MA at the time of conversion for a consideration of $36,000. In August 2018, the Company acquired PT Mass Holdings, LLC’s stake in Curaleaf MA for $46.2 million, of which $28.2 million was satisfied by the issuance of 3,212,337 Subordinate Voting Shares and $18 million which is expected to be paid in cash subject to Curaleaf MA commencing adult use cultivation and dispensing at three locations under the appropriate licenses in the State of Massachusetts. This transaction was completed immediately following completion of the Business Combination.

ADDITIONAL INFORMATION

Financial information is provided in the financial statements and related management’s discussion and analysis of the results for the period ended December 31, 2018. Shareholders wishing to receive a copy of such materials should mail a request to the Company at 666 Burrard Street, Suite 1700, Vancouver, BC, V6C 2X8.

Additional information relating to the Company is also available free of charge on SEDAR at www.sedar.com.

SCHEDULE “A”
Articles

(See attached)

SCHEDULE “B”
Audit Committee Charter

CURALEAF HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

CURALEAF HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

1.              PURPOSE

The Audit Committee (the “Committee”) shall be established by resolution of the Board of Directors (the “Board”) of Curaleaf Holdings, Inc., a corporation existing under the laws of British Columbia (the “Company”).

The Committee is responsible for:

a)             Assisting the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things:

•                  Monitoring the integrity of the Company’s financial statements, corporate accounting and financial reporting processes and financial information that will be provided to shareholders and others;

•                  Reviewing the Company’s compliance with certain legal and regulatory requirements;

•                  Evaluating the independent auditors’ qualifications and independence; and

•                  Monitoring the performance of the Company’s internal audit function and the Company’s independent auditors as well as any other public accounting firm engaged to perform other audit, review or attest services.

b)             Providing an open avenue of communication among the independent auditors, financial and senior management and the Board.

c)              Annually evaluating the performance of the Committee.

While the Committee has the duties and responsibilities set forth in this Charter, the role of the Committee is oversight. The Committee is not responsible for planning or conducting the audit or determining whether the Company’s financial statements are complete and accurate and in accordance with applicable accounting rules. Such activities are the responsibility of the Company’s independent auditors and management. The Committee has direct responsibility for the appointment, compensation, oversight and replacement, if necessary, of the independent auditors, including the resolution of disagreements between management and the independent auditors regarding financial reporting, and any other registered public accounting firm with respect to which the Committee is required to have such responsibility.

The Committee and each of its members shall be entitled to rely on:

a)             The integrity of those persons and organizations within and outside of the Company from which it receives information;

b)             The accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board); and

c)              Representations made by management as to any audit and non-audit services provided by the independent auditors to the Company.

2.              COMPOSITION AND QUALIFICATIONS

The Committee shall be appointed by the Board and shall be comprised of at least three Directors (as determined from time to time by the Board), one of whom shall be appointed by the Board as Chairman of the Committee. If a Chairman is not so appointed, the members of the Committee may elect a Chairman by majority vote. Committee members may be removed by the Board in its discretion.

Unless otherwise permitted by applicable phase-in rules and exemptions, each member of the Committee shall meet the ‘independence’ requirements of National Instrument 52-110 Audit Committees of the Canadian Securities Administrators (“NI 52-110”) and all other applicable laws and regulations. The Committee may avail itself of any phase-in compliance periods available to the Company that are afforded by applicable rules of the Canadian Securities Exchange, and all other applicable laws and regulations. The Committee may also avail itself of exemptions available to U.S. listed issuers under NI 52-110.

All members of the Committee must (except to the extent permitted by NI 52-110) be “financially literate” (as defined by NI 52-110).

A Committee member invited to sit on another public company’s audit committee must notify the Board. If a Committee member or proposed Committee member simultaneously serves on the audit committees of two other public companies, the Board must determine whether or not such simultaneous service would impair the ability of such member to effectively serve on the Committee.

No member of the Committee shall receive from the Company or any of its affiliates any compensation other than the fees to which he or she is entitled as a Director of the Company or a member of a committee of the Board. Such fees may be paid in cash and/or shares, options or other in-kind consideration ordinarily available to Directors.

3.              MEETINGS

The Committee shall meet as frequently as the Chairman of the Committee deems appropriate subject to the provisions of this Charter. The Committee may meet with the independent auditors, internal auditors, and management separately, to the extent the Committee deems necessary and appropriate.

A.            Frequency

The Committee shall hold regularly scheduled meetings at least quarterly and such special meetings as circumstances dictate. The Chair of the Committee, any member of the Committee, the independent auditors, the Chairman of the Board, the Chief Executive Officer (“CEO”) or the Chief Financial Officer (“CFO”) may call a meeting of the Committee by notifying the Company’s Corporate secretary, who will notify the members of the Committee.

B.            Agenda and Notice

The Chairman of the Committee shall establish the meeting dates and the meeting agenda. The Chairman of the Committee or the Company Secretary shall send proper notice of each Committee meeting and information concerning the business to be conducted at the meeting, to the extent practical, to each member prior to each meeting.

Any written material provided to the Committee shall be appropriately balanced (i.e. relevant and concise) and shall be distributed in advance of the respective meeting with sufficient time to allow Committee members to review and understand the information.

C.            Holding and Recording Meetings

Committee meetings may be held in person or telephonically. The Committee shall keep written minutes of its meetings and submit such minutes to the Board.

D.            Quorum

A majority of the members of the Committee shall constitute a quorum.

E.            Executive Sessions

The Committee will meet periodically (not less than annually) in separate executive sessions with each of the Chief Financial Officer or any other executive officer, the principal accounting officer and/or the senior internal auditing executive (or any other personnel responsible for the internal audit function), and the independent auditors.

4.              COMPENSATION

The compensation of Committee members shall be determined by the Board.

5.              RESPONSIBILITIES OF THE COMMITTEE

A.            System of Financial Controls

The Committee shall oversee the process by which management shall design, implement, amend, maintain, and enforce a comprehensive system of financial controls (including the right internal and external people and resources, policies, processes and enforcement) aimed at ensuring the integrity and compliance of the Company’s books and records with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, and sound business practices, as well as protecting the value of the Company’s assets and safeguarding the credibility of its brand, employees, management team, Board, and shareholders.

The system of financial controls will embody the adoption of best practices in financial controls and foster honesty, integrity, accuracy, and transparency in all aspects of the Company. Best practices include but are not limited to: setting the right tone at the top; active review of business performance by executive management, with regular reporting to and oversight by the Board; an accurate, stable and reliable general ledger; a robust internal audit function; unambiguous compliance with IFRS; and full transparency and ongoing dialogue with the Board, management and external auditors. Such system shall also incorporate the principles contained within the Code of Business Conduct and Ethics for the Chief Executive Officer and Chief Financial Officer as adopted by the Board.

B.            Annual Audit Review

The Committee shall review and discuss the annual audited financial statements including the independent auditors’ audit and audit report thereon, and the annual Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company with management and the independent auditors. In connection with such review, the Committee will:

•                  Review the scope of the audit, the audit plan and the audit procedures utilized.

•                  Review with the independent auditors any audit problems or difficulties encountered during their audit, including any change in the scope of the planned audit, any restrictions placed on the scope of the audit or access to requested information, and any significant disagreements with management, and management’s response to such problems or difficulties.

•                  Resolve any differences in financial reporting between management and the independent auditors.

•                  Review with management, internal auditors, and the independent auditors, the adequacy of the Company’s internal controls, including information systems controls and security and bookkeeping controls and any significant findings and recommendations with respect to such controls.

•                  Review reports required to be submitted by the independent auditors concerning:

•                  All critical accounting policies and practices used in the preparation of the Company’s financial statements.

•                  All alternative treatments of financial information within IFRS that have been discussed with management, ramifications of such alternatives, and the accounting treatment preferred by the independent auditors.

•                  Any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•                  Review and discuss the integrity of the annual audited Company financial statements and quarterly financial statements with management and the independent auditors, including the notes thereto and all matters required by applicable auditing standards, and the written disclosures required by applicable auditing standards regarding the independent auditors’ independence.

•                  Review and discuss:

•                  Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•                  Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative IFRS methods on the financial statements and the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•                  Inquire about and review with management and the independent auditors any significant risks or exposures faced by the Company and discuss with management the steps taken to minimize such risk or exposure. Such risks and exposures include, but are not limited to, threatened and pending litigation, claims against the Company, tax matters, regulatory compliance and correspondence from regulatory authorities, and environmental exposure.

•                  Discuss policies and procedures concerning earnings press releases and review the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” and “adjusted” or other non-IFRS information), as well as financial information and earnings guidance provided to analysts and rating agencies.

C.            Quarterly Reviews

Review and discuss the quarterly financial statements and the quarterly Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company with management and the internal auditors, and the independent auditors, together with the independent auditors’ review thereof pursuant to professional standards and procedures for conducting such reviews, as established by IFRS and applicable securities laws. In connection with the quarterly reviews, the Committee shall inquire about and review with management and the independent auditors any significant risks or exposures faced by the Company and discuss with management the steps taken to minimize such risk or exposure.

D.            Other Financial Information

Review and discuss with management, where appropriate, financial information contained in any prospectuses, annual information forms, annual reports to shareholders, management proxy circulars, material change disclosure of a financial nature and similar disclosure and other documents prior to the filing or public disclosure of such documents or information.

E.            Oversight of Independent Auditors

The Company’s independent auditors shall report directly to and are ultimately accountable to the Committee. In connection with its oversight of the performance and independence of the independent auditors, the Committee will:

•                  Have the sole authority and direct responsibility to appoint, retain, compensate, oversee and replace (subject to shareholder approval, if deemed advisable by the Board or if required under applicable law) the independent auditors.

•                  Have authority to approve the engagement letter and all audit, audit-related, tax and other permissible non-audit services proposed to be performed by the independent auditors and the related fees for such services in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

•                  Obtain confirmation and assurance as to the independent auditors’ independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the independent auditors and the Company. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and shall take appropriate action in response to the independent auditors’ report to satisfy itself of their independence.

•                  At least annually, obtain and review a report by the independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•                  Meet with the independent auditors prior to the annual audit to discuss planning and staffing of the audit.

•                  Review and evaluate the performance of the independent auditors, as the basis for a decision to reappoint or replace the independent auditors.

•                  Set clear hiring policies for employees or former employees of the independent auditors, including but not limited to, as required by all applicable laws and listing rules.

•                  Consider whether rotation of the independent auditors is required to ensure independence.

F.             Oversight of Internal Audit

In connection with its oversight responsibilities, the Committee shall have authority over and direct responsibility for the internal audit function at the Company at all times. In the Committee’s discretion, the internal audit function may be outsourced to a third-party vendor, provided that such vendor follows the standards and guidelines established by the Committee. The head of the internal audit function (or the third-party vendor providing internal audit function support, if applicable) will report directly to the Committee or its designee. The head of the internal audit function or the relationship manager of the vendor providing internal audit function support, as applicable, shall report at least annually to the Committee regarding the internal audit function’s organizational structure and personnel.

In overseeing internal audit, the Committee will:

•                  Review the appointment or replacement of the senior internal auditing executive, if any, or, if outsourced, the third-party vendor providing internal audit services.

•                  Review, in consultation with management, the independent auditors and the senior internal auditing executive, if any, the plan and scope of internal audit activities.

•                  Review internal audit activities, budget and staffing.

•                  Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

G.           Disclosure Controls & Procedures (“DC&P”) and Internal Controls over Financial Reporting (“ICFR”)

•                  Monitor and review the Company’s Disclosure Policy and the Mandate of its Disclosure and Policy Compliance Committee, on an annual basis.

•                  Receive and review the quarterly report of the Disclosure and Policy Compliance Committee on its activities for the quarter.

•                  On a quarterly basis, review management’s assessment of the design effectiveness of the Company’s DC&P and ICFR including any significant control deficiencies identified and the related remediation plans.

•                  Review management’s assessment of the operating effectiveness of the Company’s DC&P (quarterly) and ICFR (annually) including any significant control deficiencies identified and the related remediation plans.

•                  Review and discuss any fraud or alleged fraud involving management or other employees who have a role in Company’s ICFR and the related corrective and disciplinary actions to be taken.

•                  Discuss with management any significant changes in the ICFR that are disclosed, or considered for disclosure on a quarterly basis.

•                  Review and discuss with the CEO and the CFO the procedures undertaken in connection with the CEO and CFO certifications for the annual and interim filings with the securities commissions.

H.           Risk Assessment and Risk Management

The Committee shall discuss the Company’s major business, operational, and financial risk exposures and the guidelines, policies and practices regarding risk assessment and risk management, including derivative policies, insurance programs and steps management has taken to monitor and control major business, operational and financial risks.

I.                Ethical Standards

The Committee shall establish, maintain and oversee the Company’s Code of Business Conduct and Ethics (the “Code”), including dealing with issues that may arise under the Code related to executive officers and Directors of the Company. The Committee shall be responsible for reviewing and evaluating the Code periodically and will recommend any necessary or appropriate changes thereto to the Board for consideration. The Committee shall also assist the Board with the monitoring of compliance with the Code and consider any waivers of the Code (other than waivers applicable to the Directors or executive officers, which shall be subject to review by the Board as a whole).

J.              Related Party Transactions

The Committee shall review and approve related-party transactions or recommend related-party transactions for review by independent members of the Board.

K.           Submission of Complaints

The Committee shall establish procedures for (a) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, (b) the confidential, anonymous submission by Directors, officers, employees, consultants and contractors of the Company of concerns regarding questionable accounting or auditing matters and (c) the investigation of such matters with appropriate follow-up actions.

L.            Legal Compliance

On at least an annual basis, the Committee shall review with the Company’s legal counsel and management, all legal and regulatory matters and litigation, claims or contingencies, including tax assessments, license or concession defaults or notifications, health and safety violations or environmental issues, that could have a material effect upon the financial position of the Company, and the manner in which these matters may be, or have been, disclosed in the financial statements.

M.         Regulatory Developments

The Committee shall monitor and provide reports to the Board with respect to developments in accounting rules and practices, income tax laws and regulations, and other regulatory requirements that affect matters within the scope of the Committee’s authority and responsibilities.

N.            Other Responsibilities

The Committee shall perform such other duties as may be required by law or requested by the Board or deemed appropriate by the Committee. The Committee shall discharge its responsibilities, and shall assess the information provided to the Committee, in accordance with its business judgment. The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate.

6.              COMMITTEE ADMINISTRATIVE MATTERS

A.            Independent Advisors

The Committee shall have authority to engage, provide appropriate funding for and cause the Company to pay the compensation to obtain advice and assistance from outside legal, accounting or other advisors to carry out its responsibilities.

B.            Funding

The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors or any other registered public accounting firm engaged for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company; to any other advisors engaged by the Committee; and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

C.            Access to Records and Personnel

The Committee shall have full access to any relevant records of the Company that it deems necessary to carry out its responsibilities. The Committee may request that any officer or other employee of the Company or any advisor to the Company meet with members of the Committee or its advisors, as it deems necessary to carry out its responsibilities.

D.            Reports to Board of Directors

The Committee shall report regularly to the Board with respect to Committee activities and its conclusions with respect to the independent auditors, with recommendations to the Board as the Committee deems appropriate.

E.            Annual Meeting Planner

Prior to the beginning of a fiscal year, the Committee shall submit an annual planner for the meetings to be held during the upcoming fiscal year, for review and approval by the Board to ensure compliance with the requirements of the Committee’s Charter.

F.             Education and Orientation

Members of the Committee shall be provided with appropriate and timely training to enhance their understanding of auditing, accounting, regulatory and industry issues applicable to the Company.

New Committee members shall be provided with an orientation program to educate them on the Company’s business, their responsibilities and the Company’s financial reporting and accounting practices.

G.           Review of this Charter

The Committee shall review and reassess annually the adequacy of this Committee Charter and recommend any proposed changes to the Board.

H.           Evaluation of Committee

The Committee is responsible for developing and conducting an annual self-assessment of its performance. The Committee shall report to the full Board on the results of its assessment each year and shall make any appropriate recommendations to further enhance the Committee’s performance.